FOR IMMEDIATE RELEASE

CONTACT:

Financial Contact:
Chris Sammons, 225-932-2546
or
Media Contact:
Sean Clancy, 225-987-7129

SHAW ANNOUNCES COMPLETION OF SEC INQUIRY

Baton Rouge, La., December 28, 2007 – The Shaw Group Inc. (NYSE: SGR) announced today that it has received notification from the Securities and Exchange Commission (“SEC”) that the SEC’s Division of Enforcement has completed its informal inquiry, which the company announced in June 2004, and that the Division of Enforcement does not intend to recommend any enforcement action.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. A Fortune 500 company with nearly $6 billion in annual revenues, Shaw is headquartered in Baton Rouge, La., and employs approximately 27,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s Web site at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions) and statements related to revenues, earnings, backlog or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.”  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.

# # #